EXHIBIT 99.3

Press Release
www.shire.com

Total Voting Rights

December 3, 2018 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with 5.6.1R of the Financial Conduct Authority's (the “FCA”) Disclosure Guidance and Transparency Rules, notifies the market of the following:

As at November 30, 2018, the Company’s issued ordinary share capital comprised 915,888,124 ordinary shares of 5 pence each with voting rights and a further 7,357,283 ordinary shares held in treasury.

Therefore, the total number of voting rights in the Company is 915,888,124. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 41 288 41 29
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Scott Burrows	scott.burrows@shire.com	+41 41 288 4195

Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS
About Shire
Shire is the global biotechnology leader serving patients with rare diseases and specialized conditions. We seek to push boundaries through discovering and delivering new possibilities for patient communities who often have few or no other champions. Relentlessly on the edge of what’s next, we are serial innovators with a diverse pipeline offering fresh thinking and new hope. Serving patients and partnering with healthcare communities in over 100 countries, we strive to be part of the entire patient journey to enable earlier diagnosis, raise standards of care, accelerate access to treatment, and support patients. Our diverse portfolio of therapeutic areas includes Immunology, Hematology, Genetic Diseases, Neuroscience, Internal Medicine, and Ophthalmics.

Championing patients is our call to action - it brings the opportunity - and responsibility - to change people’s lives.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX